Exhibit 10.2

No. 3 Amended and Restated SECURED PROMISSORY NOTE

Southlake, Texas Original Issue Date: April 24, 2020

THIS No. 3 AMENDED AND RESTATED SECURED PROMISSORY NOTE (this “Note”), dated as of September 26, 2025, amends and restates the Secured Promissory Note dated April 24, 2020, the Amended and Restated Secured Promissory Note dated September 29, 2023, and the Amended and Restated Secured Promissory Note dated August 19, 2024, in the original principal amount of $500,000, (the “Original Note”) executed by HeartSciences Inc., a Texas corporation (“Payor”), in favor of Front Range Ventures LLC, a Wyoming limited liability company, or its assigns (“Holder,” and together with Payor, the “Parties”). Payor and Holder desire to amend and restate the Original Note in its entirety as follows:

For value received, Payor promises to pay to Holder the outstanding principal amount balance as set forth in the last entry on the schedule of loans annexed to the Original Note (the “Schedule of Loans”) and interest on the outstanding principal amount balance at the rate of twelve percent (12%) per annum, compounded annually. Such interest shall commence on the date of each loan and continue to accrue until paid in full. Interest shall be computed based on a year of three hundred sixty-five (365) days for the actual number of days elapsed. All principal and interest will be paid in accordance with the Loan Agreement (as defined below). Capitalized terms not otherwise defined herein shall have the meaning ascribed in that certain Loan and Security Agreement dated as of April 24, 2020, as amended by Amendment No. 1 to the Loan and Security Agreement dated September 30, 2021, Amendment No. 2 to the Loan and Security Agreement dated November 3, 2021, Amendment No. 3 to the Loan and Security Agreement dated May 24, 2022, Amendment No. 4 to the Loan and Security Agreement dated January 19, 2023, Amendment No. 5 to the Loan and Security Agreement dated September 29, 2023, Amendment No. 6 to the Loan and Security Agreement dated August 19, 2024, and Amendment No. 7 to the Loan and Security Agreement dated September 26, 2025 (as amended, the “Loan Agreement”).

1.
All payments of interest and principal shall be in lawful money of the United States of America in cash, by certified check, or wire transfer. All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.
2.
Payor shall pay on demand all costs and expenses incurred by Holder in connection with Holder’s enforcement of Payor’s obligations under this Note and the security agreement set forth in the Loan Agreement (the “Security Agreement”), including, without limitation, Holder’s reasonable attorney’s fees and costs.
3.
The outstanding balance of any amount owing under this Note that is not paid when due under the terms of this Note shall bear interest at rate of 18% per annum, compounded annually.
4.
All payments of principal and interest shall be made in cash, certified check or by wire transfer to Holder at PO Box 938, Jackson, WY 83001 or at such other place as Holder may designate in writing.

5.
Payor shall make all payments under this Note without defense, set-off or counterclaim on its part.
6.
The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:
(a)
Payor fails to pay timely any amount due under this Note on the date the same becomes due and payable.
(b)
Payor breaches any provision of this Note or the Loan Agreement (together, the “Transaction Agreements”), or materially breach any representation or warranty of Payor made herein, in the other Transaction Agreements, or in any other agreement, statement, certificate, or communication given to Holder pursuant to the Note or the other Transaction Agreements shall be false or misleading in any material respect when made.
(c)
Payor shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause indebtedness in an aggregate amount of $10,000 or more to become due prior to its stated date of maturity.
(d)
Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing.
(e)
An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.
(f)
A final judgment or order for the payment of money in excess of $10,000 is rendered against Payor and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined below) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy.
(g)
Any cessation of operations by Payor.

(h)
The sale, conveyance, or disposition of all or substantially all of the assets of Payor, the effectuation by Payor of a transaction or series of related transactions in which more than 50% of the voting power of Payor is disposed of or transferred, or the consolidation, merger or other business combination of Payor with or into any other Person (as defined below) or Persons when Payor is not the survivor. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.
7.
Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Payor hereunder shall become immediately due and payable. In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise all other rights, powers or remedies granted to it under this Note, the other Transaction Agreements or otherwise permitted to it by law (including but not limited to foreclosure of the security interest granted in the Security Agreement), either by suit in equity or by action at law, or both, all such remedies being cumulative.
8.
Payor shall provide Holder with written notice of any Event of Default within two (2) business days of the occurrence, commencement, or recurrence of such Event of Default.
9.
Payor agrees that the indebtedness evidenced by this Note and the other note issued pursuant to the Loan Agreement are secured by a pledge of all the Company’s assets, as set forth in the Loan Agreement. The Company agrees to take such actions and execute such documents as Holder reasonably requests to perfect Lenders’ security interest in the Company’s assets.
10.
So long as Payor shall have any obligation under the Transaction Agreements, Payor shall not, without Lenders’ written consent, lend money, give credit (other than in relation to the sale or loan of MyoVista units or related supplies and accessories in the normal course of business), or make advances to any person, firm, joint venture or corporation or other entity, including, without limitation, officers, directors, employees, subsidiaries and affiliates of Payor, except loans, credits or advances in existence or committed on the date hereof and which Payor has informed Lenders in writing prior to the date hereof.
11.
So long as Payor shall have any obligation under the Transaction Agreements, Payor shall not, without Lenders’ prior written consent, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsement and contingencies in existence or committed on the date hereof and which Payor has informed Lenders in writing prior to the date hereof.
12.
Payor waives presentment for payment, demand, protest and notice of protest and of nonpayment. No failure by Holder to exercise, or delay by Holder in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Holder may not waive any of its rights except by an instrument in writing signed by it.

13.
Notwithstanding any other provision of this Note, interest under this Note shall not exceed the maximum rate permitted by applicable law, and if any amount is paid under this Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a payment on account of the principal amount of this Note. If such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Payor.
14.
This Note shall be binding upon and shall inure to the benefit of Payor and Holder and their respective successors and assigns. Payor may not transfer or assign any of its rights or obligations under this Note without the prior written approval of Holder, which may be withheld in Holder’s sole and absolute discretion. This Note may not be amended or modified orally, but only by an amendment in writing signed by Payor and Holder
15.
If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
16.
This Note shall be governed by and construed under the laws of the State of Texas, as applied to agreements among Texas residents made and to be performed entirely within the State of Texas, without giving effect to conflicts of laws principles that would result in the application of any law other than Texas law.
17.
In addition to the obligations recited herein and contemplated to be performed, executed, and/or delivered by Payor, Payor agrees to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments, deeds, and assurances as may be reasonably required by Lenders to consummate all transactions contemplated hereby or by the Transaction Agreements.

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IN WITNESS WHEREOF, Payor and Holder have caused this Note to be executed as of the date first written above.

PAYOR:

HEARTSCIENCES INC., a Texas corporation

By: /s/ Andrew Simpson

Name: Andrew Simpson

Title: CEO

HOLDER:

FRONT RANGE VENTURES, LLC,

a Wyoming limited liability company

By: /s/ Kell Benson

Name: Kell Benson

Title: First Western Trust Bank, Trust Officer